Exhibit 99.1

NEWS RELEASE For Immediate Release Contact: Alison Ziegler, Cameron Associates (212) 554-5469 alison@cameronassoc.com www.americanecology.com
AMERICAN ECOLOGY ANNOUNCES RECORD OPERATING RESULTS FOR THE SECOND QUARTER OF 2008
Boise, Idaho — July 31, 2008 — American Ecology Corporation (NASDAQ-GS: ECOL) (“the Company”) today reported record operating results for the quarter ended June 30, 2008. Operating income for the second quarter of 2008 set a new quarterly record of $9.8 million. This was 20% higher than operating income of $8.2 million for the second quarter of 2007 and exceeded the previous quarterly record of $9.5 million posted in the first quarter of 2008.
Net income reached $6.1 million, or $0.33 per diluted share, for the second quarter of 2008, up 20% from net income of $5.1 million, or $0.28 per diluted share, in the second quarter last year.
Revenue for the second quarter of 2008 rose 8% to $44.5 million, up from $41.3 million in the same quarter last year. This increase reflects strong growth in disposal service revenue partially offset by lower transportation revenue. Our Idaho, Nevada and Texas waste facilities disposed of 325,000 tons of waste in the second quarter of 2008, an 18% increase over the second quarter of 2007. Gross profit was $13.6 million in the second quarter of 2008, a 17% increase over gross profit of $11.7 million posted in the same quarter last year.
Selling, general and administrative (“SG&A”) expenses for the second quarter of 2008 were $3.7 million, or 8% of revenue, as compared to $3.5 million, also 8% of revenue, in the same quarter last year. The $258,000 increase in SG&A expenses reflects higher payroll, benefit, stock-based compensation and performance-based bonus incentives.
Other income, primarily interest and royalty income, was $202,000 for the second quarter of 2008. This compares to other income of $197,000 for the second quarter of 2007, which was primarily interest income and a gain on the sale of excess property.
At June 30, 2008, we had $18.5 million of cash and cash equivalents, with $11.0 million of our $15.0 million line of credit unused. The $4.0 million balance covers a standby letter of credit providing collateral for financial assurance for future closure and post-closure obligations. The Company had no debt at quarter end.
Year-To-Date Results
Operating income for the six months ended June 30, 2008 was $19.4 million, up 20% from operating income of $16.1 million for the first six months of 2007. Net income for the first half of 2008 was $12.0 million, or $0.66 per diluted share, up 20% from net income of $10.0 million, or $0.55 per diluted share, in the first half of last year.
Revenue for the first half of 2008 was $90.7 million, up 13% from revenue of $80.2 million in the same period in 2007.

Disposal volumes in the first half of 2008 climbed to 668,000 tons, an increase of 23% over the same period in 2007. The resulting operating leverage drove gross profit to $27.0 million, up 17% from gross profit of $23.2 million in the first half of 2007.
Direct operating expenses for the first half of 2008 were $63.7 million, up from $57.1 million for the same period last year. This reflects higher rail and truck transportation expenses, higher variable costs for waste treatment additives, higher disposal cell amortization expense on larger waste volumes, labor and benefits and equipment maintenance.
SG&A expenses for the first half of 2008 were $7.7 million, or 8% of revenue, as compared to $7.1 million, or 9% of revenue, for the same period last year.
Other income was $329,000 for the first half of 2008. This consisted primarily of interest income and royalty income. In the first half of 2007, other income was $411,000 which included interest income and a gain on the sale of excess property.
Outlook
The Company issued initial 2008 earnings guidance of $1.17 to $1.23 per diluted share on February 7, 2008.
“Very strong clean-up business performance and diversified growth over multiple service lines combined to produce record first half performance,” stated Chairman and Chief Executive Officer Stephen Romano. We currently expect to reach or potentially exceed the upper end of our 2008 guidance range,” commented Romano. “Exceeding our guidance range will require a strong second half contribution from our Texas-based thermal desorption recycling service which was initiated in late June and solid event business results.”
Dividend
On July 1, 2008 the Company declared a quarterly dividend of $0.18 per common share for stockholders of record on July 11, 2008, a 20% increase from the prior quarterly dividend of $0.15 per common share. This $3.3 million dividend was paid on July 18, 2008 using cash on hand.
Conference Call
American Ecology will hold an investor conference call on Thursday, July 31, 2008 at 11 a.m. Eastern Daylight Time (9:00 a.m. Mountain Daylight Time) to discuss these results, its current financial position and its 2008 business outlook. Questions will be invited after management’s presentation. Interested parties can join the conference call by dialing (877) 681-3374 or (719) 325-4913 and using the passcode 6966948. The conference call will also be broadcast live on our website at www.americanecology.com. An audio replay will be available through August 7, 2008 by calling (888) 203-1112 or (719) 457-0820 and using the passcode 6966948. The replay will also be accessible on our website at www.americanecology.com.
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About American Ecology Corporation
American Ecology Corporation, through its subsidiaries, provides radioactive, PCB, hazardous, and non-hazardous waste services to commercial and government customers throughout the United States, such as steel mills, medical and academic institutions, refineries, chemical manufacturing facilities and the nuclear power industry. Headquartered in Boise, Idaho, the Company is the oldest radioactive and hazardous waste services company in the United States.
This press release contains forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995 that are based on our current expectations, beliefs and assumptions about the industry and markets in which American Ecology Corporation and its subsidiaries operate. Because such statements include risks and uncertainties, actual results may differ materially from what is expressed herein and no assurance can be given that the Company will meet its 2008 earnings estimates, successfully execute its growth strategy, or declare or pay future dividends. For information on other factors that could cause actual results to differ materially from expectations, please refer to American Ecology Corporation’s December 31, 2007 Annual Report on Form 10-K and other reports filed with the Securities and Exchange Commission. Many of the factors that will determine the Company’s future results are beyond the ability of management to control or predict. Readers should not place undue reliance on forward-looking statements, which reflect management’s views only as of the date such statements are made. The Company undertakes no obligation to revise or update any forward-looking statements, or to make any other forward-looking statements, whether as a result of new information, future events or otherwise. Important assumptions and other important factors that could cause actual results to differ materially from those set forth in the forward-looking information include a loss of a major customer, compliance with and changes to applicable laws and regulations, throughput limitations operating the thermal desorption system installed at the Texas facility, access to cost effective transportation services, access to insurance and other financial assurances, loss of key personnel, lawsuits, adverse economic conditions, government funding or competitive pressures, incidents that could limit or suspend specific operations, our ability to perform under required contracts, our willingness or ability to pay dividends and our ability to integrate any potential acquisitions.
Investors should also be aware that while we do, from time to time, communicate with securities analysts, it is against our policy to disclose any material non-public information or other confidential commercial information. Accordingly, stockholders should not assume that we agree with any statement or report issued by any analyst irrespective of the content of the statement or report. Furthermore, we have a policy against issuing or confirming financial forecasts or projections issued by others. Thus, to the extent that reports issued by securities analysts contain any projections, forecasts or opinions, such reports are not the responsibility of American Ecology Corporation.

AMERICAN ECOLOGY CORPORATION
CONSOLIDATED STATEMENTS OF INCOME
(in thousands, except per share data)
(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,

	2008	2007	2008	2007
Revenue	$44,516	$41,267	$90,735	$80,231
Transportation costs	19,251	19,760	41,309	36,931
Other direct operating costs	11,687	9,854	22,404	20,133

Gross profit	13,578	11,653	27,022	23,167

Selling, general and administrative expenses	3,732	3,474	7,651	7,073

Operating income	9,846	8,179	19,371	16,094

Other income (expense):
Interest income	111	150	174	361
Interest expense	(3)	(1)	(4)	(2)
Other	94	48	159	52

Total other income	202	197	329	411

Income before income taxes	10,048	8,376	19,700	16,505
Income tax expense	3,938	3,292	7,722	6,486

Net income	$6,110	$5,084	$11,978	$10,019

Earnings per share:
Basic	$0.34	$0.28	$0.66	$0.55
Diluted	$0.33	$0.28	$0.66	$0.55

Shares used in earnings per share calculation:
Basic	18,232	18,216	18,230	18,213
Diluted	18,295	18,254	18,286	18,254

Dividends paid per share	$0.15	$0.15	$0.30	$0.30

AMERICAN ECOLOGY CORPORATION
CONSOLIDATED BALANCE SHEETS
(in thousands)

	June 30, 2008	December 31,
	(unaudited)	2007
Assets

Current Assets:
Cash and cash equivalents	$18,517	$12,563
Short-term investments	—	2,209
Receivables, net	31,684	29,422
Prepaid expenses and other current assets	2,999	3,034
Income tax receivable	—	994
Deferred income taxes	1,058	667

Total current assets	54,258	48,889

Property and equipment, net	67,294	63,306
Restricted cash	4,846	4,881

Total assets	$126,398	$117,076

Liabilities and Stockholders’ Equity

Current Liabilities:
Accounts payable	$7,743	$4,861
Deferred revenue	5,389	4,491
Accrued liabilities	3,781	6,267
Accrued salaries and benefits	2,316	2,613
Income tax payable	38	—
Current portion of closure and post-closure obligations	1,646	803
Current portion of capital lease obligations	10	8

Total current liabilities	20,923	19,043

Long-term closure and post-closure obligations	13,598	14,331
Long-term capital lease obligations	26	27
Deferred income taxes	1,792	577

Total liabilities	36,339	33,978

Contingencies and commitments

Stockholders’ Equity
Common stock	183	182
Additional paid-in capital	59,273	58,816
Retained earnings	30,603	24,100

Total stockholders’ equity	90,059	83,098

Total liabilities and stockholders’ equity	$126,398	$117,076

AMERICAN ECOLOGY CORPORATION
CONSOLIDATED STATEMENT OF CASH FLOWS
(in thousands)
(unaudited)

	For the Six Months Ended June 30,
	2008	2007
Cash Flows From Operating Activities:
Net income	$11,978	$10,019
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation, amortization and accretion	5,671	4,681
Deferred income taxes	824	1,501
Stock-based compensation expense	415	278
Accretion of interest income	(15)	(107)
Net loss (gain) on sale of property and equipment	4	(48)
Changes in assets and liabilities:
Receivables	(2,262)	(5,277)
Income tax receivable	994	650
Other assets	35	(1,310)
Accounts payable and accrued liabilities	(1,320)	685
Deferred revenue	898	413
Accrued salaries and benefits	(297)	32
Income tax payable	38	334
Closure and post-closure obligations	(507)	(274)

Net cash provided by operating activities	16,456	11,577

Cash Flows From Investing Activities:
Purchases of property and equipment	(7,335)	(8,551)
Purchases of short-term investments	(992)	(18,341)
Maturities of short-term investments	3,216	20,323
Restricted cash	35	(100)
Proceeds from sale of property and equipment	11	15

Net cash used in investing activities	(5,065)	(6,654)

Cash Flows From Financing Activities:
Dividends paid	(5,475)	(5,467)
Proceeds from stock option exercises	23	326
Tax benefit of common stock options	20	201
Other	(5)	(3)

Net cash used in financing activities	(5,437)	(4,943)

Increase (decrease) in cash and cash equivalents	5,954	(20)
Cash and cash equivalents at beginning of period	12,563	3,775

Cash and cash equivalents at end of period	$18,517	$3,755